FOR IMMEDIATE RELEASE

CAMPBELL REPORTS FIRST-QUARTER FISCAL 2021 RESULTS AND
INCREASES QUARTERLY DIVIDEND

•Net Sales increased 7%; Organic Net Sales increased 8% reflecting continued elevated demand for Campbell's brands.
•Earnings Before Interest and Taxes (EBIT) increased 45% to $461 million. Adjusted EBIT increased 18% to $463 million.
•Earnings Per Share (EPS) from Continuing Operations of $1.02 increased 82%. Adjusted EPS of $1.02 increased 31%.
•Increases quarterly dividend by 6% to $0.37 per share.
•Provides guidance for the second quarter of fiscal 2021.

CAMDEN, N.J., Dec. 9, 2020—Campbell Soup Company (NYSE:CPB) today reported results for its first-quarter fiscal 2021 and announced a 6% increase to its quarterly dividend.

Continuing Operations	Three Months Ended
($ in millions, except per share)	Nov. 1, 2020	Oct. 27, 2019	% Change
Net Sales
As Reported (GAAP)	$2,340	$2,183	7%
Organic			8%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$461	$317	45%
Adjusted	$463	$392	18%
Diluted Earnings Per Share
As Reported (GAAP)	$1.02	$0.56	82%
Adjusted	$1.02	$0.78	31%
Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.

CEO Comments
Mark Clouse, Campbell’s President and CEO, stated, “Fiscal 2021 is off to a strong start with first-quarter sales growth across both divisions and double-digit gains in EBIT and EPS. Our Meals & Beverages division continued to drive impressive sales and margin growth as we positioned our brands to align with macro consumer trends, and retailers rebuilt inventory for the holidays and the heart of soup season. Snacks continued to deliver strong results while increasing capacity in key power brands. We continue to build a high-performing Snacks business with differentiated brands and improving margins."

Clouse continued: "The Board approved a 6% increase in our quarterly dividend, reflecting the company’s strong earnings performance, cash flows and increasing confidence in our long-term growth prospects, as well as our continued commitment to shareholder returns.”

Items Impacting Comparability for Continuing Operations
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended
	Nov. 1, 2020	Oct. 27, 2019
As Reported (GAAP)	$1.02	$0.56

Restructuring charges, implementation costs and other related costs associated with cost savings initiatives	$0.02	$0.03

Net pension settlement gains	$(0.01)	$—

Charges associated with divestiture	$—	$0.20
Adjusted*	$1.02	$0.78
*Numbers may not add due to rounding.

First-Quarter Results from Continuing Operations
Net sales increased 7% to $2.34 billion driven by gains in both Meals & Beverages and Snacks. Organic net sales grew 8% driven by a 6% increase in volume and mix and a 2% increase from lower levels of promotional spending. The volume increase reflected heightened demand as at-home food consumption remained elevated as a result of the COVID-19 pandemic as well as improved retailer soup inventories. Organic net sales exclude the impact from the sale of the European chips business in fiscal 2020.

Gross margin increased from 33.8% to 34.7%. Excluding items impacting comparability in the current year, adjusted gross margin increased 100 basis points to 34.8% driven primarily by moderated promotional spending and favorable mix, offset partly by slightly higher net supply chain costs as productivity improvements and improved operating leverage were more than offset by cost inflation, other operational costs and COVID-19 related costs.

Marketing and selling expenses increased 1% to $208 million, driven primarily by increased investments in advertising and consumer promotion, partly offset by the benefits of cost savings initiatives, lower marketing overhead and lower selling expenses. Administrative expenses increased 5% to $141 million. Excluding items impacting comparability, adjusted administrative expenses increased by $11 million, or 9%, driven primarily by higher benefit costs, general administrative costs and inflation, partially offset by the benefits of cost savings initiatives.

Other income was $18 million compared to other expenses of $56 million in the prior year. Excluding items impacting comparability, adjusted other income was $14 million compared to $8 million in the prior year.

As reported EBIT increased 45% to $461 million. Excluding items impacting comparability, adjusted EBIT increased 18% to $463 million primarily due to higher sales volumes, improved gross margin performance and lower selling expenses, offset partly by increased marketing investment and higher adjusted administrative expenses.

Net interest expense was $55 million compared to $80 million in the prior year reflecting lower levels of debt. Taxes increased to $97 million compared to $68 million in the prior year. Excluding items impacting comparability, the adjusted tax rate decreased 20 basis points to 23.8% from 24.0%.

As reported and adjusted EPS from continuing operations were $1.02 per share. Excluding items impacting comparability, adjusted EPS from continuing operations increased 31% reflecting an increase in adjusted EBIT and lower net interest expense.

Cash flows from operations of $180 million were comparable to the prior year. Capital expenditures were $74 million compared to $98 million in the prior year. The decline was due to capital expenditures associated with discontinued operations in the prior year. Capital expenditures for continuing operations were comparable to the prior year. In the first quarter of fiscal 2021, the company paid $108 million of cash dividends, or the equivalent of $0.35 per share, reflecting our commitment to shareholder returns.

Cost Savings Program from Continuing Operations
In the first quarter of fiscal 2021, Campbell achieved $15 million in savings under its multi-year cost savings program, inclusive of Snyder’s-Lance synergies, bringing total program-to-date savings to $740 million. Campbell remains on track to deliver annualized savings of $850 million by the end of fiscal 2022.

Quarterly Dividend Increase
The company’s Board of Directors has approved an increase in its quarterly dividend from $0.35 per share to $0.37 per share, an increase of 6%, or $1.48 on an annualized basis. The quarterly dividend is payable Feb. 1, 2021, to shareholders of record at the close of business Jan. 9, 2021.

Campbell Provides Second-Quarter Fiscal 2021 Guidance
The impact of the continuing pandemic on the company's fiscal 2021 results is uncertain and makes it difficult to provide a full-year outlook at this time. Based on our expectation of a continued elevated demand landscape and increased investment in our brands, the company is providing second-quarter fiscal 2021 guidance as set forth in the table below:

Continuing Operations	Q2 2020 Results	Q2 2021 Guidance
($ in millions, except per share)
Net Sales	$2,162	+5% to +7%

Adjusted EBIT	$364*	+5% to +7%

Adjusted EPS	$0.72*	+12% to +15%
$0.81 to $0.83

* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.
Note: A non-GAAP reconciliation is not provided for 2021 guidance as certain amounts are not estimable, such as pension and postretirement mark-to-market adjustments, and these items are not considered to reflect the company's ongoing business results.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

	Three Months Ended Nov. 1, 2020
	($ in millions)
	Meals & Beverages*	Snacks*	Total
Net Sales, as Reported	$1,342	$998	$2,340

Volume and Mix	11%	1%	6%
Price and Sales Allowances	—%	—%	—%
Promotional Spending	2%	2%	2%
Organic Net Sales	12%	4%	8%
Divestiture	—%	(3)%	(1)%
% Change vs. Prior Year	12%	1%	7%

Segment Operating Earnings	$333	$139
% Change vs. Prior Year	18%	11%
*Numbers may not add due to rounding.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals & Beverages
Net sales, both reported and organic, in the quarter increased 12% reflecting increases across U.S retail products, including gains in U.S. soup, inclusive of Pacific Foods soups and broths, Prego pasta sauces, V8 beverages, Campbell’s pasta and Pace Mexican sauces, as well as gains in Canada, partially offset by declines in foodservice. Volume was favorable in U.S. retail and Canada, driven by increased demand of food purchases for at-home consumption, offset partly by the negative impact on foodservice as a result of shifts in consumer behavior and continued COVID-19 related restrictions. Sales of U.S. soup increased 21% due to retailers rebuilding inventory for the upcoming soup season, in-market gains in condensed soups and broth and moderated promotional activity.

Segment operating earnings increased 18%. The increase was primarily due to sales volume gains and improved gross margin performance, offset partly by increased marketing investment. Gross margin performance was impacted by the lower levels of promotional spending and favorable mix, as productivity improvements and improved operating leverage were offset by other operational costs, cost inflation and COVID-19 related costs.

Snacks
Net sales in the quarter increased 1%. Excluding the impact from the sale of the European chips business, organic sales increased 4% fueled by our power brands. Contributors to growth were lower levels of promotional spending as well as healthy velocity on the majority of the base business including volume gains in fresh bakery products, Late July snacks, Pop Secret popcorn, Pepperidge Farm cookies, Snack Factory Pretzel Crisps as well as Kettle Brand potato chips, partly offset by declines in Lance sandwich crackers. Sales of Goldfish crackers were relatively flat in the quarter, as increased demand for family size products was offset by reduced away-from-home consumption.

Segment operating earnings increased 11% driven by lower selling expenses, lower marketing overhead and sales volume gains partly offset by higher administrative expenses. Gross margin performance was consistent with prior year as lower levels of promotional spending were offset by higher net supply chain costs as productivity improvements, cost savings initiatives and improved operating leverage were more than offset by cost inflation and COVID-19 related costs.

Corporate
Corporate expenses were $10 million in the first quarter of fiscal 2021 compared to $87 million in the prior year. Corporate expenses in the first quarter of fiscal 2021 included costs related to cost savings initiatives of $5 million and pension settlement gains of $4 million. Corporate expenses in the first quarter of fiscal 2020 included charges related to the sale of the European chips business of $64 million and costs of $8 million related to cost savings initiatives. Excluding these amounts, the remaining decrease in expenses primarily reflects losses on investments in the prior year.

Conference Call and Webcast
Campbell will host a conference call to discuss these results today at 8:30 a.m. Eastern Time. To join, dial +1 (703) 639-1316. The access code is 4837006. Access to a live webcast of the call with accompanying slides, as well as a replay of the call will be available at investor.campbellsoupcompany.com/events-and-presentations. A recording of the call will also be available until midnight on December 23, 2020, at +1 (404) 537-3406. The access code for the replay is 4837006.

Reportable Segments
Campbell Soup Company earnings results are reported as follows:

Meals & Beverages includes the retail and foodservice businesses in the U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; Plum baby food and snacks; V8 juices and beverages; and Campbell’s tomato juice.

Snacks includes Pepperidge Farm cookies, crackers, fresh bakery and frozen products in U.S. retail, including Milano cookies and Goldfish crackers, as well as Snyder’s of Hanover pretzels, Lance sandwich crackers, Cape Cod and Kettle Brand potato chips, Late July snacks, Snack Factory Pretzel Crisps, Pop Secret popcorn, Emerald nuts, and other snacking products in the U.S. and Canada. The segment also includes the retail business in Latin America.

About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our purpose, "Real food that matters for life's moments." For generations, people have trusted Campbell to provide authentic, flavorful and affordable snacks, soups and simple meals, and beverages. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet's natural resources. The company is a member of the Standard and Poor's 500 and the FTSE4Good Index. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo.

INVESTOR CONTACT:	MEDIA CONTACT:
Rebecca Gardy	Thomas Hushen
(856) 342-6081	(856) 342-5227
rebecca_gardy@campbells.com	thomas_hushen@campbells.com

Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: (1) impacts of, and associated responses to, the COVID-19 pandemic; (2) the company’s ability to execute on and realize the expected benefits from its strategy, including growing sales in snacks and maintaining its market share position in soup; (3) the impact of strong competitive responses to the company’s efforts to leverage its brand power with product innovation, promotional programs and new advertising; (4) the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; (5) the ability to realize projected cost savings and benefits from cost savings initiatives and the integration of recent acquisitions; (6) disruptions to the company’s supply chain and/or operations, as well as fluctuations in the supply of and inflation in energy and raw and packaging materials cost; (7) the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; (8) changes in consumer demand for the company’s products and favorable perception of the company’s brands; (9) changing inventory management practices by certain of the company’s key customers; (10) a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; (11) product quality and safety issues, including recalls and product liabilities; (12) the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; (13) the uncertainties of litigation and regulatory actions against the company; (14) the costs, disruption and diversion of management’s attention associated with activist investors; (15) a material failure in or breach of the company’s information technology systems; (16) impairment to goodwill or other intangible assets; (17) the company’s ability to protect its intellectual property rights; (18) increased liabilities and costs related to the company’s defined benefit pension plans; (19) the company’s ability to attract and retain key talent; (20) negative changes and volatility in financial and credit markets, deteriorating economic conditions and other external factors, including changes in laws and regulations; (21) unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, terrorism, armed hostilities, extreme weather conditions, natural disasters, other pandemics or other calamities; and (22) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	November 1, 2020	October 27, 2019
Net sales	$2,340	$2,183
Costs and expenses
Cost of products sold	1,527	1,445
Marketing and selling expenses	208	206
Administrative expenses	141	134
Research and development expenses	20	22
Other expenses / (income)	(18)	56
Restructuring charges	1	3
Total costs and expenses	1,879	1,866
Earnings before interest and taxes	461	317
Interest, net	55	80
Earnings before taxes	406	237
Taxes on earnings	97	68
Earnings from continuing operations	309	169
Loss from discontinued operations	—	(3)
Net earnings	309	166
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$309	$166
Per share - basic
Earnings from continuing operations attributable to Campbell Soup Company	$1.02	$.56
Loss from discontinued operations	—	(.01)
Net earnings attributable to Campbell Soup Company	$1.02	$.55
Weighted average shares outstanding - basic	302	301
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$1.02	$.56
Loss from discontinued operations	—	(.01)
Net earnings attributable to Campbell Soup Company	$1.02	$.55
Weighted average shares outstanding - assuming dilution	304	303

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	November 1, 2020	October 27, 2019	Percent Change
Sales
Contributions:
Meals & Beverages	$1,342	$1,194	12%
Snacks	998	989	1%
Total sales	$2,340	$2,183	7%
Earnings
Contributions:
Meals & Beverages	$333	$282	18%
Snacks	139	125	11%
Total operating earnings	472	407	16%
Corporate	(10)	(87)
Restructuring charges	(1)	(3)
Earnings before interest and taxes	461	317	45%
Interest, net	55	80
Taxes on earnings	97	68
Earnings from continuing operations	309	169
Loss from discontinued operations	—	(3)
Net earnings	309	166	86%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$309	$166	86%
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$1.02	$.56	82%
Loss from discontinued operations	—	(.01)
Net earnings attributable to Campbell Soup Company	$1.02	$.55	85%

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	November 1, 2020	October 27, 2019
Current assets	$2,463	$1,738
Current assets of discontinued operations	—	315
Plant assets, net	2,352	2,352
Intangible assets, net	7,327	7,371
Other assets	275	390
Noncurrent assets of discontinued operations	—	944
Total assets	$12,417	$13,110
Current liabilities	$2,906	$3,252
Current liabilities of discontinued operations	—	183
Long-term debt	4,996	6,706
Other liabilities	1,742	1,679
Noncurrent liabilities of discontinued operations	—	41
Total equity	2,773	1,249
Total liabilities and equity	$12,417	$13,110
Total debt*	$6,080	$8,344
Total cash and cash equivalents*	$722	$176
*Includes discontinued operations as of October 27, 2019.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(millions)

	Three Months Ended
	November 1, 2020	October 27, 2019
Cash flows from operating activities:
Net earnings	$309	$166
Adjustments to reconcile net earnings to operating cash flow
Restructuring charges	1	3
Stock-based compensation	16	14
Pension and postretirement benefit income	(20)	(18)
Depreciation and amortization	76	81
Deferred income taxes	25	(9)
Loss on sales of businesses	—	104
Other	21	28
Changes in working capital, net of divestitures
Accounts receivable	(189)	(174)
Inventories	(38)	(37)
Prepaid assets	8	6
Accounts payable and accrued liabilities	(28)	32
Other	(1)	(14)
Net cash provided by operating activities	180	182
Cash flows from investing activities:
Purchases of plant assets	(74)	(98)
Purchases of route businesses	(1)	(3)
Sales of route businesses	3	2
Sales of businesses, net of cash divested	—	368
Net cash provided by (used in) investing activities	(72)	269
Cash flows from financing activities:
Short-term borrowings, including commercial paper	—	2,508
Short-term repayments, including commercial paper	(123)	(2,447)
Long-term repayments	—	(399)
Dividends paid	(108)	(107)
Treasury stock issuances	—	1
Payments related to tax withholding for stock-based compensation	(13)	(9)
Other	(1)	—
Net cash used in financing activities	(245)	(453)
Effect of exchange rate changes on cash	—	(1)
Net change in cash and cash equivalents	(137)	(3)
Cash and cash equivalents — beginning of period	859	31
Cash balance of discontinued operations — beginning of period	—	148
Cash balance of discontinued operations — end of period	—	(115)
Cash and cash equivalents — end of period	$722	$61

Reconciliation of GAAP to Non-GAAP Financial Measures
First Quarter Ended November 1, 2020
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency, acquisitions, and divestitures. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	November 1, 2020			October 27, 2019			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,342	$—	$1,342	$1,194	$—	$1,194	12%	12%
Snacks	998	—	998	989	(25)	964	1%	4%
Total Net Sales	$2,340	$—	$2,340	$2,183	$(25)	$2,158	7%	8%
Items Impacting Earnings
Management believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, management believes that investors may be able to better understand its results excluding these items.

The following items impacted earnings:
Continuing Operations
(1)The company has implemented several cost savings initiatives in recent years.
In the first quarter of fiscal 2021, the company recorded Restructuring charges of $1 million and implementation costs and other related costs of $4 million in Administrative expenses and $1 million in Cost of products sold (aggregate impact of $5 million after tax, or $.02 per share) related to these initiatives. In the first quarter of fiscal 2020, the company recorded Restructuring charges of $3 million and implementation costs and other related costs of $8 million in Administrative expenses (aggregate impact of $8 million after tax, or $.03 per share) related to these initiatives. In the second quarter of fiscal 2020, the company recorded Restructuring charges of $7 million and implementation costs and other related costs of $13 million in Administrative expenses, $2 million in Cost of products sold, $2 million in Marketing and selling expenses, and $1 million in Research and development expenses (aggregate impact of $19 million after tax, or $.06 per share) related to these initiatives.
(2)In the first quarter of fiscal 2021, the company recognized pre-tax pension settlement gains in Other expenses / (income) of $4 million ($3 million after tax, or $.01 per share). In the second quarter of fiscal 2020, the company recognized pre-tax pension settlement gains in Other expenses / (income) of $11 million ($8 million after tax, or $.03 per share).
(3)In the first quarter of fiscal 2020, the company recorded a loss in Other expenses / (income) of $64 million ($60 million after tax, or $.20 per share) on the sale of its European chips business. In the second quarter of fiscal 2020, the company recorded a tax benefit of $19 million ($.06 per share) on the sale of its European chips business.
(4)In the second quarter of fiscal 2020, the company recorded a loss in Interest expense of $75 million ($57 million after tax, or $.19 per share) on the extinguishment of debt.
Discontinued Operations
(3)In the first quarter of fiscal 2020, the company incurred charges of $51 million ($27 million after tax, or $.09 per share) associated with the sale of the Kelsen Group and the planned divestiture of the Arnott's business and certain other international operations (Campbell International).

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended
	November 1, 2020			October 27, 2019
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross margin	$813	$1	$814	$738	$—	$738	10%
Gross margin percentage	34.7%		34.8%	33.8%		33.8%

Administrative expenses	$141	$(4)	$137	$134	$(8)	$126
Other expenses / (income)	$(18)	$4	$(14)	$56	$(64)	$(8)
Restructuring charges	$1	$(1)	$—	$3	$(3)	$—

Earnings before interest and taxes	$461	$2	$463	$317	$75	$392	18%
Interest, net	55	—	55	80	—	80
Earnings before taxes	$406	$2	$408	$237	$75	$312
Taxes	97	—	97	68	7	75
Effective income tax rate	23.9%		23.8%	28.7%		24.0%
Earnings from continuing operations	$309	$2	$311	$169	$68	$237	31%
Earnings (loss) from discontinued operations	—	—	—	(3)	27	24	n/m
Net earnings attributable to Campbell Soup Company	$309	$2	$311	$166	$95	$261	19%
Diluted earnings per share - continuing operations attributable to Campbell Soup Company*	$1.02	$.01	$1.02	$.56	$.22	$.78	31%
Diluted earnings (loss) per share - discontinued operations	—	—	—	(.01)	.09	.08	n/m
Diluted net earnings per share attributable to Campbell Soup Company*	$1.02	$.01	$1.02	$.55	$.31	$.86	19%
(a)See following table for additional information.
*The sum of individual per share amounts may not add due to rounding.
n/m - not meaningful

	Three Months Ended
	November 1, 2020			October 27, 2019
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Pension settlement (2)	Adjustments	Restructuring charges, implementation costs and other related costs (1)	Divestitures (3)	Adjustments
Gross margin	$1	$—	$1	$—	$—	$—
Administrative expenses	(4)	—	(4)	(8)	—	(8)
Other expenses / (income)	—	4	4	—	(64)	(64)
Restructuring charges	(1)	—	(1)	(3)	—	(3)
Earnings before interest and taxes	$6	$(4)	$2	$11	$64	$75
Interest, net	—	—	—	—	—	—
Earnings before taxes	$6	$(4)	$2	$11	$64	$75
Taxes	1	(1)	—	3	4	7
Earnings from continuing operations	$5	$(3)	$2	$8	$60	$68
Loss from discontinued operations	—	—	—	—	27	27
Net earnings attributable to Campbell Soup Company	$5	$(3)	$2	$8	$87	$95
Diluted earnings per share - continuing operations attributable to Campbell Soup Company*	$.02	$(.01)	$.01	$.03	$.20	$.22
Diluted loss per share - discontinued operations	—	—	—	—	.09	.09
Diluted net earnings per share attributable to Campbell Soup Company*	$.02	$(.01)	$.01	$.03	$.29	$.31
*The sum of individual per share amounts may not add due to rounding.

	Three Months Ended
	January 26, 2020
(millions)	As Reported	Restructuring charges, implementation costs and other related costs (1)	Pension settlement (2)	Divestitures (3)	Loss on debt extinguishment (4)	Adjusted
Earnings from continuing operations attributable to Campbell Soup Company	$171	$19	$(8)	$(19)	$57	$220
Add: Net earnings (loss) attributable to noncontrolling interests	—	—	—	—	—	—
Add: Taxes on earnings	33	6	(3)	19	18	73
Add: Interest, net	146	—	—	—	(75)	71
Earnings before interest and taxes	$350	$25	$(11)	$—	$—	$364

Three Months Ended
January 26, 2020
Diluted earnings per share - continuing operations attributable to Campbell Soup Company, as reported	$.56
Add: Restructuring charges, implementation costs and other related costs (1)	.06
Deduct: Pension settlement (2)	(.03)
Deduct: Divestitures (3)	(.06)
Add: Loss on debt extinguishment (4)	.19
Adjusted Diluted earnings per share - continuing operations attributable to Campbell Soup Company	$.72